Exhibit 99.1

FOR IMMEDIATE RELEASE

CAVCO SUBSIDIARY APPROVED AS SUCCESSFUL BIDDER
OF PALM HARBOR AUCTION BY U.S. BANKRUPTCY COURT

PHOENIX, March 4, 2011 – Cavco Industries, Inc. (NASDAQ: CVCO) today announced that the U.S. Bankruptcy Court approved a subsidiary of Cavco as the successful bidder for the assets of Palm Harbor Homes, Inc., at an auction conducted under Section 363 of the United States Bankruptcy Code. Palm Harbor is a manufacturer and marketer of factory-built housing and a provider of related consumer financing and insurance products.

A newly-formed subsidiary of Fleetwood Homes will purchase substantially all of Palm Harbor’s assets comprising its manufactured and modular housing construction and retail businesses and all of the outstanding stock of its insurance and finance subsidiaries, and to assume certain liabilities of Palm Harbor.  Cavco and Third Avenue Value Fund (TAVFX) each owns 50% of Fleetwood Homes.  Third Avenue Management, the investment adviser to Third Avenue Value Fund, is a New York-based company with expertise in value and distressed investing.

As previously reported, Palm Harbor and certain of its subsidiaries filed for Chapter 11 bankruptcy protection on November 29, 2010.  Shortly thereafter, Fleetwood Homes provided a $50 million debtor-in-possession credit facility to Palm Harbor. On March 1, 2011, Fleetwood Homes’ subsidiary was selected as the successful bidder in the court auction with a winning bid of $83.9 million, subject to certain post-closing adjustments and customary conditions to closing. At the close of the asset purchase transaction, the then-outstanding balance of the credit facility, including accrued interest, will be credited to the purchase price, thus reducing the amount of cash consideration to be transferred at the close of the transactions contemplated by the purchase agreement. The transaction, expected to close on April 1, 2011, will be funded by Fleetwood Homes’ cash on hand along with equal equity contributions from Cavco and Third Avenue.

The successful bid included manufactured housing factories, retail locations, equipment, accounts receivable, inventory, intellectual property, and certain warranty and other liabilities. Palm Harbor’s insurance and finance subsidiaries, including Standard Casualty Company, Standard Insurance Agency, CountryPlace Acceptance Corp., and CountryPlace Mortgage, Ltd. were not parties to the Palm Harbor bankruptcy filing, but the shares of these companies are included in the assets to be acquired by Fleetwood Homes’ subsidiary.

Joseph Stegmayer, Chairman, President and Chief Executive Officer commented “As a fellow builder with Palm Harbor, we at Cavco and our partners at Third Avenue are thrilled to soon move past the remaining sale procedures, and turn our collective attention toward integrating the Palm Harbor operations. During the entire purchase process, we were and continue to be compelled by our belief in the long-term value of the Palm Harbor brand names and passion of the Palm Harbor people that represent it. We also believe that this combination will make our organization stronger and more capable in the national housing industry.”

“This transaction is consistent with our strategic plans to grow our business while our industry right-sizes in general under currently depressed market conditions. Our intention is to help Palm Harbor continue its heritage of providing quality home building and retailing, financing, insurance products and outstanding customer service,” Mr. Stegmayer concluded.

Larry Keener, Chairman and Chief Executive Officer of Palm Harbor Homes commented, “We are pleased and excited that Cavco, through their subsidiary Fleetwood Homes, was the successful bidder for the Palm Harbor assets. Cavco is a financially strong and extremely well managed company. The combination of the Cavco, Fleetwood, Palm Harbor, and Nationwide modular brands and operations creates a powerful nationwide spectrum of products and services. All of us at Palm Harbor look forward to this new opportunity.”

About Cavco Industries, Inc.

Cavco Industries, Inc., headquartered in Phoenix, Arizona, is one of the largest producers of HUD code manufactured homes in the United States, based on reported wholesale shipments of both Cavco and Fleetwood Homes. The Company is also a leading producer of park model homes and vacation cabins in the United States.

About Third Avenue Management

Third Avenue Management manages approximately $16 billion of assets for private and institutional clients. Third Avenue’s proposed investment in Fleetwood Homes, Inc. will be made by Third Avenue Value Fund, the company’s flagship mutual fund.

Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing and site-built housing industries; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to: adverse industry conditions; general deterioration in economic conditions and continued turmoil in the credit markets; a write-off of all or part of our goodwill, which could adversely affect operating results and net worth; the cyclical and seasonal nature of our business; limitations on our ability to raise capital; curtailment of available financing in the manufactured housing industry; our contingent repurchase obligations related to wholesale financing; competition; our ability to maintain relationships with retailers; labor shortages; pricing and availability of raw materials; unfavorable zoning ordinances; our ability to complete the acquisition of the Palm Harbor assets and certain liabilities and successfully integrate Fleetwood Homes, Palm Harbor, and any future acquisition or attain the anticipated benefits of such acquisition; the risk that the acquisition of Fleetwood Homes, Palm Harbor, and any future acquisition may adversely impact our liquidity; our participation in certain wholesale financing programs for the purchase of our products by industry retailers may expose us to additional risk of credit loss; together with all of the other risks described in our filings with the Securities and Exchange Commission. Readers are specifically referred to the Risk Factors described in Item 1A of the 2010 Form 10-K, as may be amended from time to time, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.

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